Exhibit 16.1

September 14, 2022

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, D.C. 20549

Re:	Adial Pharmaceuticals, Inc. Commission File Number 001-38323

Dear Sir:

We have read the statements made by Adial Pharmaceuticals, Inc. under Item 4.01 of its Form 8-K dated September 14, 2022. We agree with the statements concerning our firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Adial Pharmaceuticals, Inc. contained therein.

Very truly yours,

/s/ Friedman LLP

Marlton, New Jersey